CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Consulting Agreement") is entered into as of this 8th day of August, 2018 and shall become effective as of the 10th day of August, 2018 (the "Effective Date"), by and between Acacia Research Corporation, a Delaware corporation ("Acacia" or the "Company") and Clayton J. Haynes (the "Consultant").

WHEREAS, the Consultant was employed by Acacia Research Group LLC, a Texas limited liability company and a subsidiary of the Company ("ARG") and his employment was terminated on the Effective Date concurrently with the execution of this Consulting Agreement;

WHEREAS, in connection with the termination of the Consultant's employment, the Consultant entered into a Separation Agreement and General Release of Claims with ARG (the "Release"); and

WHEREAS, Company desires to retain the consulting services of the Consultant and the Consultant wishes to provide consulting services to the board of directors of the Company (the "Board") and the Company.

NOW, THEREFORE, in consideration of the foregoing recitations, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

SECTION 1. DUTIES. During the Term (as hereinafter defined), the Consultant will consult with and assist the Board and the Company (including, at the request of the Board, any advisors or representatives of the Board of the Company) in connection with those aspects of the Company's business that Consultant was involved during, or would be familiar with as a result of, his employment with the Company, and shall perform such services as are reasonably requested by the Board or the Company's officers from time to time. In performing the consulting services hereunder, the Consultant shall make himself reasonably available as requested by the Board, or any advisors or representatives of the Board of the Company, and shall perform such services in a diligent and responsive manner. Without limiting the foregoing, the Consultant shall not be required to perform such services in excess of forty (40) hours per week, unless agreed by the Consultant. Further, in connection with providing the services hereunder, the Consultant agrees that he shall execute certifications as the Company's "Principal Financial Officer" as defined in the Securities Exchange Act of 1934 Act, as amended.

SECTION 2. TERM. The "Term," as used in this Consulting Agreement, shall mean the period of time commencing on the Effective Date and terminating on the earliest of (i) January 1, 2019 or (ii) the death of the Consultant. Notwithstanding the foregoing, the Term of this Consulting Agreement shall automatically be extended on a month-to-month basis beginning on January 1, 2019 (any extension of the Term shall be deemed the "Extended Term"), unless either party gives the other party written notice of its election to terminate this Consulting Agreement at least fourteen (14) days prior to the end of the Term or the then-current Extended Term.

SECTION 3. COMPENSATION.

a. **Fees.** In consideration for the satisfaction of the Consultant's duties as described in Section 1 hereto, the Company shall pay to the Consultant a monthly fee of Ten Thousand Dollars ($10,000), less any required taxes, deductions or withholding (the "Fee"), in monthly installments, payable on the fifteenth (15) day of each month,

commencing August 15, 2018 (such amount shall be prorated based on the number of days elapsed in a given month, if less than an entire month).

b. **Expense Reimbursement.** During the Term and any Extended Term, the Company shall reimburse Consultant for all reasonable business expenses actually paid or incurred by Consultant in the course of, pursuant to and in furtherance of providing the services hereunder, including travel expenses in cases where such travel has been approved in advance by the Company, and such reimbursement of expenses shall be made no later than thirty (30) days following such submission of supporting documentation.

c. **Stock Options.** During the Term and any Extended Term, because this Consulting Agreement was entered into concurrently with the termination of the Consultant's employment with ARG, he Consultant shall be deemed to be remaining in "Service" for purposes of any existing stock options granted by the Company to the Consultant prior to the Effective Date or any other stock awards, as such term is defined in the applicable agreement(s) governing such stock options or stock awards.

d. **Waiver of Other Compensation and Benefits.** During the Term, and except for the amounts payable to the Consultant pursuant to the Release, the Consultant shall receive the Fee and the amounts set forth in this Section 3 in lieu of, and shall not be entitled to receive, any new equity awards and other benefits.

e. **No Other Compensation.** Except for the payments and benefits provided for in this Consulting Agreement, the amounts payable to the Consultant pursuant to the Release and any other vested benefits due to the Consultant pursuant to the terms and conditions of any employee benefit plan in which the Consultant was a participant on or prior to the Effective Date, the Consultant acknowledges and agrees that he is entitled to no other compensation, payments, benefits or agreements from the Company of any kind or nature whatsoever, including, without limitation, pursuant to the Amended and Restated Employment Agreement by and between ARG and the Consultant, dated as of September 22, 2015; provided, however, that nothing herein shall affect the Consultant's rights to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company's amended and restated by-laws as amended or applicable law.

SECTION 4. TERMINATION. Subject to the provisions of Section 2 above, this Consulting Agreement shall terminate on expiration of the Term and any Extended Term, unless extended upon the mutual agreement of the Consultant and the Company; provided, that, in the event that the Consultant has revoked the Release after his execution of it as provided therein, then this Consulting Agreement shall automatically terminate and neither the Company nor the Consultant shall have any obligations to each other hereunder.

SECTION 5. INTELLECTUAL PROPERTY. The Consultant agrees that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way directly related to the Company's active patent portfolios, which are made, developed, created, contributed to, reduced to practice, or conceived by the Consultant, whether solely or jointly with others, in connection with the Consultant's services to the Company (collectively, the "Intellectual Property") shall be and shall remain the exclusive property of the Company, and, to the extent applicable, a "work made for hire," and the Company shall own all rights,

title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By the Consultant's execution of this Consulting Agreement, the Consultant hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any such Intellectual Property. The Consultant further agrees to take all such steps and all further action as the Company may reasonable request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns. The Consultant further agrees promptly and fully to disclose any Intellectual Property to the officers of the Company and to deliver to such officers all papers, drawings, models, data and other material (collectively, the "Material") relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by the Consultant and, upon termination, or expiration of this Consulting Agreement, to turn over to the Company all such Material. To the extent that the Consultant has signed any other assignment of inventions agreement, such agreement continues in full force and effect. Any intellectual property which was developed by the Consultant prior to the date of the Consultant's Employment Agreement, or which is developed by the Consultant during the Term or any Extended Term or after the termination of this Consulting Agreement and is not directly related to the Company's or any of its affiliates' active patent portfolios, shall be owned by the Consultant.

SECTION 6. ADDITIONAL AGREEMENTS.

a. **Exclusive Service; Non-Solicitation.** During the Term and any Extended Term (the "Restrictive Period"), the Consultant agrees not to accept employment with or perform services for any other entity, group or individual if such employment or service would in conflict with or interfere in any way with the Company's business interests (as reasonably determined by the Company). During the Term and any Extended Term, the Consultant shall not: (a) solicit for employment or employ any employee of the Company or any of its affiliates or any person who is an independent contractor involved with the Company or any of its affiliates or (b) induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates. The term "Customer" shall mean any individual or business firm that was or is a customer or client, or one that was or is a party in an investor agreement with, or whose business was actively solicited by, the Company or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by the Consultant's efforts.

b. **Non-disparagement.** Each of the Consultant and the Company agrees not to engage in any wrongful conduct that is injurious to the other party or, where applicable, the other party's subsidiaries', officers' or directors' reputation or interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against the other party or, where applicable, its subsidiaries, officers or directors, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the other party or, where applicable, the other party's subsidiaries, officers or directors, except if testifying truthfully under oath pursuant to any lawful court order or subpoena, responding to any request of the Board or its designees, or as otherwise required by law ("Required Disclosure"); provided, that the party making a Required Disclosure shall provide prior notice of such Required Disclosure as far in advance as reasonably practicable (unless prohibited by law), so that the other party may intervene, appear or otherwise object, including by requesting a confidential hearing or confidential treatment at the non-disclosing party's sole expense.

c. **Standstill.** During the Term and any Extended Term, without the Company's prior written consent, the Consultant will not, himself or through any affiliate, representative or other person, acting alone or as part of a "group" (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934), directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of all or substantially all of the securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (B) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (D) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) with respect to any securities of the Company, including without limitation to vote any securities of the Company or to provide or withhold consents or agent designations with respect to any securities of the Company, (ii) form, advise, join or in any way participate in a group in connection with the types of matters set forth in (i) above, (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its subsidiaries, (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above, (v) publicly announce any intention, plan or arrangement inconsistent with the foregoing, or (vi) enter into any discussions, arrangements or agreements with any third party relating to any of the foregoing. The Consultant also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

d. **Confidentiality**. The Consultant agrees on behalf of himself and on behalf of his agents, attorneys, heirs, executors, administrators, and assigns that this Consulting Agreement, and any and all matters concerning the Consultant's service to the Company prior to and during the Term, except information which prior to time of disclosure was in the public domain, will be regarded as privileged communications between the parties, and that neither he nor any of his agents, attorneys, heirs, executors, administrators or assigns will reveal, disseminate by publication of any sort, or release in any manner or means this Consulting Agreement or any matters, factual or legal, concerning this Consulting Agreement to any other person or entity, except as required by legal process (in which case, the Consultant agrees to promptly provide written notice of said legal process as set forth below prior to the production of the requested information). Notwithstanding the foregoing, the Consultant may reveal the relevant terms of this Consulting Agreement to his spouse, attorneys, accountants, financial advisors and governmental authorities.

e. **Specific Performance and Injunctive Relief**. The Consultant agrees that any violation by him or his representatives or advisors of this Consulting Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, the Consultant consents and agrees that if he or his representatives or advisors violate any provision of this Consulting Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to obtain from any court of competent jurisdiction specific performance and/or injunctive or other relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any violation of, the provisions of this Consulting Agreement. In

addition, in the event of a breach or violation by the Consultant of Section 6 of this Consulting Agreement, any other material breach or violation of this Consulting Agreement by the Consultant or Consultant's voluntary resignation, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to terminate any continuing obligation which it may then have to Consultant to make any further payments under this Consulting Agreement.

SECTION 7. GENERAL RELEASE

a. **General Release**. In further consideration of the covenants undertaken herein by the parties, including, without limitation, the payments and benefits described in this Consulting Agreement, each party hereto (a "Releasing Party") hereby waives, releases and forever discharges the other party and, where applicable, any of the other party's predecessors, parents, subsidiaries, affiliates, and related companies, including, but not limited to, ARG, and all of its and/or their respective past and present parents, subsidiaries and affiliates and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively "Releasees") from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys' fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Releasing Party now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to the Releasing Party, from the beginning of time until the Effective Date. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by the Consultant against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of California, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, the California Labor Code, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, including all amendments thereto. Upon the expiration of the Term, the parties shall sign a release in the form attached hereto as Exhibit A.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Consultant or the Company of: (i) any claim or right that may arise after the expiration of the Term of this Consulting Agreement; (ii) any claim or right the Consultant or the Company may have under this Consulting Agreement; (iii) any claim or right the Consultant or ARG may have under the Release; (iv) any vested benefits due to the Consultant pursuant to the terms and conditions of any Company employee benefit plan in which the Consultant was a participant on or prior to the Effective Date; and (v) any claim or right the Consultant or, where applicable, the Company may have pursuant to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Company's amended and restated by-laws as amended or applicable law.

b. **Representations; Covenant Not to Sue**. Each Releasing Party represents and affirms that (i) neither it nor any person, organization or entity acting on its behalf has commenced, maintained, prosecuted, or participated in any complaint, claim or action against the other party and/or its Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of the Releasing Party's knowledge and belief, there is no outstanding claim or demand for relief against the other party and/or its Releasees by the Releasing Party or any person, organization, or entity acting on the Releasing Party's behalf and (iii) that neither the Releasing Party nor any person, organization or entity acting on its behalf will commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any Company Releasee for any claim released herein in any court or before any administrative, investigative or arbitral body or agency. Notwithstanding the foregoing, this Consulting Agreement does not extend to those rights, which as a matter of law cannot be waived.

SECTION 8. SECTION 409A. The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder ("Section 409A"), and the parties agree not to take any position inconsistent with such agreement for any reporting purposes, whether internal or external, and to cause their affiliates, successors and assigns not to take any such inconsistent position. Notwithstanding anything in this Consulting Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt "deferred compensation" (as defined in Section 409A) that are otherwise payable by reason of a "separation from service" (as defined in Section 409A) will not be paid or provided to the Consultant unless and until the Consultant has undergone a separation from service. If, and only if, the Consultant is a "specified employee" (as defined in Section 409A) and a payment or benefit provided for in this Consulting Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after the expiration of the Term, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the expiration of the Term except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to the Consultant in a lump-sum cash payment on the first business day following the expiration of six (6) months after the expiration of the Term, or, if earlier, within ten (10) days following the date of the Consultant's death. The Consultant's right to receive any installment payments under this Consulting Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If the Consultant is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Consultant's federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Consultant's right to reimbursement of expenses or in-kind benefits under this Consulting Agreement shall not be subject to liquidation or exchange for another benefit.

SECTION 9. MISCELLANEOUS.

a. **Indemnification of Payments**. Notwithstanding any provision of this Consulting Agreement to the contrary, the Company, and its respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and

collectively referred to as the "Tax Laws") of any payment or benefits contemplated by this Consulting Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws. The Consultant will indemnify and hold the Company harmless against the payment of taxes, interest, penalties, fines or other liabilities or costs that may be assessed by the Internal Revenue Service, or any other taxing authority and/or any other governmental agency (whether federal, state or local), in connection with payments under this Consulting Agreement, or any penalties or fines that may be assessed by the Internal Revenue Service against the Company for failing to timely withhold and deposit taxes with respect to amounts payable to the Consultant under this Consulting Agreement.

b. **Survival**. The rights and obligations of the parties under this Consulting Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of this Consulting Agreement, regardless of the manner of or reasons for such termination. For clarification purposes and without implication that the contrary would otherwise be true, it is expressly understood and agreed that Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Consulting Agreement or the Term, unless expressly limited to the Term or Extended Term, regardless of the manner of or reasons for such termination, except if this Consulting Agreement is terminated as a result of the Consultant revoking the Release after his execution of it as provided therein, in which case such provisions shall not survive such termination and shall immediately be of no force and effect.

c. **Return of Company's Property**. By signing this Consulting Agreement, the Consultant affirms that, except as otherwise agreed in writing by the parties hereto, upon the expiration of the Term he shall return to the Company all property belonging to the Company, including all credit cards, ID cards, electronic devices, any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company.

d. **Entire Agreement; Amendment**. This Consulting Agreement, the Release and the other agreements referenced herein and therein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto. This Consulting Agreement may not be amended or modified in any way except by a written instrument executed by each of the parties hereto.

e. **Notice.** All notices under this Consulting Agreement shall be in writing and shall be given by personal delivery, or by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth below:

If to the Consultant: Clayton J. Haynes
____
____

If to the Company: Acacia Research Corporation
520 Newport Center Drive, 12th Floor
Newport Beach, CA 92660
Attention: Board of Directors

or to such other person or persons or to such other address or addresses as Consultant and the Board or the Company or their respective successors or assigns may hereafter furnish to the other by notice similarly given. Notices, if personally delivered, shall be deemed to have been received on the date of delivery, and if given by registered or certified mail, shall be deemed to have been received on the fifth business day after mailing.

f. **Governing Law.** This Release will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

g. **Arbitration**. Any dispute, controversy or claim arising out of or relating to this Consulting Agreement, which dispute, controversy or claim is not settled in writing within ten (10) business days after the date on which a party to this Consulting Agreement gives written notice to the other that a dispute, controversy or claim exists, shall be settled by a confidential arbitration conducted in Orange County, California in accordance with the provisions of the Judicial Arbitration and Mediation Services then in force (the "Rules") and the laws of the State of Delaware. In the event that a party requests arbitration, it shall serve upon the other party a written demand for confidential arbitration stating the substance of the controversy, dispute or claim and the contention of the party requesting arbitration and both parties shall execute a standard confidentiality agreement in which each party will agree, unless required by applicable law, to keep confidential all aspects of the arbitration, including the fact that the parties are arbitrating a dispute and the outcome of such arbitration. If possible, one neutral arbitrator will be selected by mutual agreement. If the parties do not select the arbitrator by mutual agreement, the arbitrator shall be selected in accordance with the Rules. The parties hereto agree that the fact of arbitration, the matters submitted in arbitration, witness statements, the reasoning of the arbitrators, and the award be maintained as confidential by all participants in the arbitration, including, but not limited to, the arbitrators, witnesses, experts and administrative personnel, except as required by law or financial reporting requirements. The parties shall abide by all awards rendered in the arbitration proceedings and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought; provided, however, that without consent of the parties hereto, only such information as is required by law shall be disclosed in connection with enforcement of such award.

h. **Assignment: Successors and Assigns.** No party hereto may make any direct or indirect assignment or subcontracting of this Consulting Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto. This Consulting Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, executors, legal representatives, successors and permitted assigns.

i. **Severability.** The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Consulting Agreement shall not affect the enforceability of the remaining portions of this Consulting Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Consulting Agreement shall be declared invalid by a court of competent jurisdiction, then this Consulting Agreement shall be construed as if such

invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

j. **Enforcement**. The failure of any party hereto to insist in one or more instances on performance by another party hereto of any obligation, condition or other term of this Consulting Agreement in strict accordance with the provisions hereof shall not be construed as a waiver of any right granted hereunder or of the future performance of any obligation, condition or other term of this Consulting Agreement in strict accordance with the provisions hereof, and no waiver with respect thereto shall be effective unless contained in a writing signed by or on behalf of the waiving party. The remedies in this Consulting Agreement shall be cumulative and are not exclusive of any other remedies provided by law.

k. **Counterparts; Facsimile**. This Consulting Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any signature page delivered by facsimile or PDF signature shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the date first above written.

____
Clayton J. Haynes (Consultant)

ACACIA RESEARCH CORPORATION

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT A
FORM OF RELEASE

In consideration of the covenants undertaken in the Consulting Agreement (the "Agreement"), effective as of August 10, 2018 by and between Acacia Research Corporation (the "Company") and Edward J. Treska (the "Consultant"), including, without limitation, the payments and benefits described in the Agreement, each of the Company and the Consultant hereby waives, releases and forever discharges the other party and any of the other party's predecessors, parents, subsidiaries, affiliates, and related companies, including, but not limited to, Acacia Research Group LLC, and all of its and/or their respective past and present parents, subsidiaries and affiliates and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the "Releasees") from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys' fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which either party now has, or ever had, against the other party based upon or arising from any fact or set of facts, whether known or unknown to the Company or the Consultant, as the case may be, from the beginning of time until the expiration of the Term. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by the Consultant against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of California, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, the California Labor Code, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing in this Consulting Agreement constitutes a release or waiver by the Consultant or the Company of: (i) any claim or right that may arise after the expiration of the Term of this Consulting Agreement; (ii) any claim or right the Consultant or the Company may have under this Consulting Agreement; (iii) any vested benefits due to the Consultant pursuant to the terms and conditions of any Company employee benefit plan in which the Consultant was a participant on or prior to the Effective Date; and (iv) any claim or right the Consultant or, to the extent applicable, the Company may have pursuant to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Company's amended and restated by-laws as amended or applicable law.

Each of the Consultant and the Company represents and affirms that (i) neither it nor any person, organization or entity acting on its behalf has commenced, maintained, prosecuted, or participated in any complaint, claim or action against the other party and/or its Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of the Consultant's or the Company's knowledge and belief, there is no outstanding claim or demand for relief against the other party and/or or its Releasees by it or any person, organization, or entity acting on its behalf, and (iii) that neither it nor any person, organization or entity acting on its behalf will commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the other party or any of its Releasees for any claim released herein in any court or before any administrative, investigative or arbitral body or agency. Notwithstanding the foregoing, this Release does not extend to those rights, which as a matter of law cannot be waived.